Filed pursuant to Rule 424(b)(5)

Registration No. 333-224230

PROSPECTUS SUPPLEMENT

(To the Prospectus dated April 18, 2018)

$12,309,750

Aspen Group, Inc.

Common Stock

We have entered into an Equity Distribution Agreement with Canaccord Genuity LLC (“Canaccord”) relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. Pursuant to the terms of the Equity Distribution Agreement, under this prospectus supplement we may offer and sell shares of our common stock, par value $0.001 per share, having an aggregate offering price of up to $12,309,750 from time-to-time through Canaccord, acting as the sales agent.

Our common stock is traded on The Nasdaq Global Market under the symbol “ASPU.” On August 27, 2020, the last reported sales price of our common stock on The Nasdaq Global Market was $11.99 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933 (the “Securities Act”), including without limitation sales made directly on The Nasdaq Global Market, on any other existing trading market for our common stock or to or through a market maker. Canaccord is not required to sell any certain number of shares or dollar amount of our common stock, but will act as a sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms of the Equity Distribution Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the terms of the Equity Distribution Agreement, Canaccord will be entitled to compensation of 3% of the gross proceeds from the sales of shares of common stock sold by it. In connection with the sale of shares of our common stock on our behalf, Canaccord will be deemed to be an “underwriter” within the meaning of the Securities Act and its compensation will be deemed to be underwriting commissions or discounts. Please see “Plan of Distribution” on page S-11 for further information relating to the compensation arrangements with Canaccord.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in this prospectus supplement beginning on page S-5 and in our accompanying prospectus beginning on page 3 before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Canaccord Genuity

The date of this prospectus supplement is August 31, 2020

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part consists of a prospectus dated April 18, 2018, included in the registration statement on Form S-3 (No. 333-224230). Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both parts of this document. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

Neither we nor Canaccord is making an offer to sell the securities in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to the “Company,” “we,” “us,” “our” and “AGI” refer to Aspen Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) that involve substantial risks and uncertainties. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. In particular, these forward-looking statements include, among others, statements about the expected commencement of our first-year pre-professional nursing enrollments in Tampa, FL, the expected initial semester start dates for core nursing students in Austin, TX, and Tampa, FL, our expected expansion of the MSN-Family Nurse Practitioner weekend immersions, and the intended use of proceeds.

Forward looking statements may be identified by the use of words such as “may,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and other words or phrases of similar meaning. The forward looking statements are based on our current views with respect to future events and financial performance. These forward looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section entitled “Risk Factors” in this prospectus supplement or in our filings with the SEC that are incorporated by reference in this prospectus supplement, including our Form 10-K for the year ended April 30, 2020.  Although we believe that the assumptions underlying the forward looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward looking information will prove to be accurate. In light of the significant uncertainties inherent in the forward looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the objectives or plans of our Company will be achieved. The forward-looking statements relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly release the results of any revisions to these forward looking statements. We cannot assure you that actual results will be consistent with these forward looking statements. These forward looking statements are subject to risks, uncertainties and assumptions, including the risk factors in this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Before making an investment decision, investors should carefully read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, paying particular attention to the risks referred to under the headings “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and our financial statements and the notes to those financial statements incorporated by reference herein.

Our Company

AGI is an education technology holding company with an overarching vision of making higher education affordable again in America. Because we believe higher education should be a catalyst to our students’ long-term economic success, we exert financial prudence by offering affordable tuition that is one of the greatest values in online higher education. AGI has five subsidiaries, Aspen University Inc. (“Aspen University”) organized in 1987, Aspen Nursing of Arizona, Inc. (“ANAI”), Aspen Nursing of Florida, Inc. (“ANFI”), Aspen Nursing of Texas, Inc. (“ANTI”), and United States University, Inc. ANAI, ANFI and ANTI are subsidiaries of Aspen University.

Recent Developments

New Campuses

On July 23, 2020, we received the approval from the Texas Board of Nursing, which is required to offer our BSN Pre-Licensure nursing program in Texas. The approval is subject to certain conditions, including the requirement that not more than one day cohort of 30 students shall be admitted in the program in September 2020, and not more than one evening cohort of 30 students in December 2020, with a continuing admission of 30 students in four admission cohorts per year through calendar year 2021.

On August 24, 2020, we received a first-year provisional license from the Florida Commission for Independent Education that was required in order to offer our BSN Pre-Licensure nursing program in Florida. This allows us to advertise, recruit students, accept fees and tuition, and hold classes in our BSN Pre-Licensure nursing program effective immediately. As previously disclosed, we also needed an approval from the Florida Board of Nursing, which has been obtained.

We have begun enrolling first-year pre-professional nursing (PPN) students in Austin, TX and expect to begin enrolling first-year pre-professional nursing (PPN) students in Tampa, FL starting in September 2020. The initial semester for core nursing students (Years 2-3) in Austin, TX is scheduled for September 29, 2020, and the initial semester for core nursing students (Years 2-3) in Tampa, FL is scheduled for December 8, 2020. We also intend to offer MSN-Family Nurse Practitioner weekend immersions in Austin and Tampa following the receipt of the necessary regulatory approvals.

Warrant Price Reduction and Exercise

On June 5, 2020, AGI reduced by 5% the exercise price of the common stock purchase warrants previously issued to The Leon and Toby Cooperman Family Foundation (the “Foundation”), of which Mr. Leon Cooperman, a stockholder of the Company, is the trustee. The warrants were issued on November 5, 2018 (the “2018 Cooperman Warrants”) and on March 5, 2019 (the “2019 Cooperman Warrants”). The 2018 Cooperman Warrants exercise price was reduced from $5.85 to $5.56 per share. The 2019 Cooperman Warrants exercise price was reduced from $6.00 to $5.70 per share. On June 8, 2020, the Foundation immediately exercised the 2018 and 2019 Cooperman Warrants paying the Company $1,081,792 and the Company issued 192,049 shares of common stock to the Foundation.

In consideration of the amendment, the Foundation in addition to its immediate exercise executed a lock-up agreement agreeing not to request registration of or sell the underlying shares of common stock for at least six months.

Corporate Information

Our principal executive offices are located at 276 Fifth Avenue, Suite 505, New York, New York 10001 and our telephone number is (646) 448-5144. Our corporate website address is http://www.aspu.com. The information on our website is not incorporated into this prospectus supplement.

The Offering

Issuer	Aspen Group, Inc.

Common stock offered by us

Shares of our common stock having an aggregate offering price of up to $12,309,750 or up to 1,026,668 shares, assuming sales at a price of $11.99 per share, which was the closing price of our common stock on The Nasdaq Global Market on August 27, 2020. The actual number of shares issued in connection with this offering will vary depending on how many shares of our common stock we choose to sell and the prices at which such sales occur.

Common stock outstanding after this offering	23,391,041 shares of common stock, assuming sales at a price of $11.99 per share, which was the closing price of our common stock on The Nasdaq Global Market on August 27, 2020.

Plan of distribution	“At-the-market offering” that may be made from time-to- time through Canaccord as the sales agent. See “Plan of Distribution” on page S-11.

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital and capital expenditures, and when feasible to facilitate the receipt of net shares by our executive officers following vesting of restricted stock units and/or the exercise of certain stock options. See “Use of Proceeds” on page S-8 of this prospectus supplement.

Nasdaq Global Market symbol	“ASPU”

Risk factors

This investment involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-5 of this prospectus supplement, and the documents incorporated by reference in this prospectus supplement including our Form 10-K for the year ended April 30, 2020 before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after the closing of this offering is based on 22,364,373 shares of common stock outstanding as of August 27, 2020 and excludes, as of that date:

•	374,174 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.37 per share;

•	2,309,035 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $4.89 per share;

•	1,398,601 shares of common stock issuable upon conversion of $10,000,000 convertible notes at a conversion price of $7.15 per share;

•	813,968 shares of common stock underlying restricted stock units; and

•

62,116 shares of common stock available for future grants under our 2012 Equity Incentive Plan (the “2012 Plan”) and 2018 Equity Incentive Plan (the “2018 Plan” and together with the 2012 Plan, the “Plans”).

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus supplement you should consider carefully the risk factors described in this prospectus supplement, the accompanying prospectus, as well as the risks, uncertainties and additional information set forth in our reports on Forms 10-K, 10-Q and 8-K that we file with the SEC after the date of this prospectus supplement and which are deemed incorporated by reference in this prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information By Reference” in this prospectus supplement.  The risks and uncertainties we discuss in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Because there is strong competition in the postsecondary education market, especially in the online education market and in the wake of COVID-19, our cost of acquiring students may increase and our results of operations may be harmed.

Postsecondary education is highly fragmented and competitive. We compete with traditional public and private two-year and four-year brick and mortar colleges as well as other for-profit schools and online not-for-profit schools. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions that create large endowments and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of our competitors, including both traditional colleges and universities and online for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students. We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously emphasized online education programs, a trend which will likely be amplified and accelerated as a result of the COVID-19 pandemic. Major brick and mortar universities continue to develop and advertise their online course offerings. Purdue University’s 2017 acquisition of Kaplan University is a prime example of this change. Another example is Arizona State University which spends considerable sums on advertising its online degree programs in partnership with its Online Program Manager.

To the extent the COVID-19 pandemic and related regulatory and safety protocols require continued social distancing, we expect to see increased competition in the short term as traditionally on-campus universities shift to online classes, and as hybrid universities that offer licensure programs such as ours move to 100% online course offerings, including virtual immersions. For example, in addition to AGI, for-profit competitors such as Adtalem Global Education, Inc. and American Public Education, Inc., as well as public non-profit institutions, shifted their licensure program on-campus classes to 100% online classes in response to the pandemic. Because the long-term effects of COVID-19, including the widespread adoption of online learning methods employed by our competitors, remain uncertain, the resultant increase in competition may subsist beyond the pandemic.

We may not be able to compete successfully against current or future competitors and may face competitive pressures including price pressures that could adversely affect our business or results of operations and reduce our operating margins. These competitive factors could cause our enrollments, revenues and profitability to materially decrease.

The current COVID-19 pandemic and any future public health emergencies may adversely affect our business.

The current COVID-19 pandemic has caused a significant downturn to the U.S. and global economies. Any economic recession or depression that results could reduce the demand for our non-nursing graduates in the labor market, which may in turn reduce our enrollments and class starts in the future. Further, in order to comply with government mandates and to protect the safety of our students and employees, the Company and its subsidiaries have implemented a remote work policy, temporarily closed physical campuses and office locations and moved to online-only classes. The transition to remote work poses operational challenges which may adversely affect our ability to manage our physical campus program, maintain student enrollment, and meet other operational objectives within the time frames or to the same extent anticipated prior to the pandemic.

While our initial experience has revealed that we have not sustained any material adverse effect from the pandemic and the economic downturn, we cannot assure that this will continue. The effect of the COVID-19 pandemic on our business, operations and financial results remains uncertain and will depend on numerous evolving factors that are impossible to predict, including the duration and scope of the pandemic and economic downturn; increased competition in the online learning sector as universities switch from a campus to an online environment; the impact on economic activity and actions taken in response, including those of lawmakers and government agencies; the impact on our employees and business partners; our ability to effectively and efficiently operate with employees working remotely and/or temporary closures of our campus locations; the ability of our students to continue to attend and pay for their courses; and the ability of our non-nursing graduates to procure employment notwithstanding the economic downturn. We cannot predict whether students will be able to continue paying tuition under our monthly payment plan at the same historical rates or if future enrollment and class starts will be reduced. Any negative effect of the pandemic on our operations, for the foregoing reasons or due to other factors which cannot be predicted, could have a material adverse effect on our financial condition and results of operations.

The market price of our common stock may be volatile, which could result in substantial losses for investors holding our shares.

The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock in the market after this offering may be higher or lower than the price paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

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general fluctuations in stock market prices and volume due to changes in general economic conditions, including as a result of the COVID-19 pandemic or the current civil unrest in urban areas;

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variations in our quarterly results of operations and our inability to meet analysts’ quarterly or annual estimates or targets of our performance;

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the results on the NCLEX examination of our BSN Pre-licensure students;

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issuances of new or updated research reports by securities analysts;

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changes in market valuations of similar companies;

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changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

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announcements by us or our competitors of significant acquisitions or strategic partnerships;

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changes in governmental regulations;

•

future sales of shares of our common stock into the public market, particularly by our large stockholders, directors or executive officers; and

•

general domestic or international economic, market and political conditions.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance and could prevent you from selling your common stock at or above the offering price. In addition, the stock markets may experience extreme price and volume fluctuations that may be unrelated or disproportionate to a company’s operating performance.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion with respect to the use of proceeds of this offering, including for any of the purposes described in the section of this prospectus supplement entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds of this offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

It is not possible to predict the aggregate proceeds resulting from sales made under the Equity Distribution Agreement.

Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Canaccord at any time throughout the term of this offering. The number of shares that are sold through Canaccord after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with Canaccord in any applicable placement notice and the demand for our common stock. Because the price per share of each share sold pursuant to the Equity Distribution Agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the Equity Distribution Agreement.

The common stock offered hereby may be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of shares sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the public offering price for our common stock in this offering is substantially higher than the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Assuming that an aggregate of 1,026,668 shares are sold at an assumed price of $11.99 per share, the last reported sales price of our common stock on The Nasdaq Global Market on August 27, 2020, for aggregate gross proceeds of $12,309,750 in this offering, and after deducting commissions and estimated aggregate offering expenses payable by us, you will suffer immediate and substantial dilution of $10.20 per share, representing the difference between the as adjusted net tangible book value per share of our common stock as of April 30, 2020 after giving effect to this offering and the assumed offering price. See the section entitled “Dilution” in this prospectus supplement.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. In addition, we have a significant number of options and warrants to purchase shares or our common stock outstanding. If these securities are exercised, you may experience further dilution. Moreover, to the extent that we issue additional options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate offering price of up to $12,309,750 from time-to-time. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the equity distribution agreement with Canaccord as a source of financing. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include working capital, capital expenditures and when feasible to facilitate the receipt of net shares by our executive officers following vesting of restricted stock units (“RSUs”) and/or the exercise of certain stock options.

Our Compensation Committee has pre-approved a net share program thereby permitting our executive officers to receive net shares whereby they surrender their right to receive a number of shares of common stock equal to their estimated income tax liability obligations and receive the remaining amount in shares of common stock. These net share transactions would arise from the vesting of RSUs and the exercise of stock options. One objective of the net share program is to eliminate the perception that our executive officers are selling our common stock for reasons other than for tax purposes and to manage their own specific estate plan.

When possible, and if market conditions allow, the Company will from time-to-time sell common stock in an amount equal to the shares surrendered by the employee under this prospectus supplement to fund the employee’s estimated income tax liability obligation.  Market conditions permitting, we will sell the shares on or about the employee’s vesting date or exercise date to align the proceeds with the underlying liability to limit any exposure to Company working capital for these tax payments.

In effect, we will cancel shares otherwise sold by our executive officers  and sell the same number of shares directly under this prospectus supplement in an effort to generate net proceeds to permit us to pay the income and withholding taxes on behalf of our executive officers.

We expect that this process will cause zero incremental dilution to the Company’s shareholders, de minimus if any incremental use of our working capital to fund these payments, and our executive officers will not be in the market selling our common stock creating a potential negative perception for investors and potential investors to reconcile.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DILUTION

If you purchase shares in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of April 30, 2020 was approximately $28.8 million, or $1.33 per share of common stock. “Net tangible book value per share” is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of April 30, 2020. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering.

After giving effect to the sale by us of our common stock in the aggregate amount of $12,309,750 in this offering at an assumed offering price of $11.99 per share, the last reported sale price of our common stock on The Nasdaq Global Market on August 27, 2020, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of April 30, 2020 would have been approximately $40.7 million, or $1.79 per share. This represents an immediate increase in net tangible book value of $0.46 per share to existing stockholders and an immediate dilution of $10.20 per share to purchasers in this offering.

The following table illustrates the dilution:

Offering price per share		$11.99

Net tangible book value per share as of April 30, 2020	$1.33

Increase in net tangible book value per share attributable to this offering	$0.46

Net tangible book value per share as of April 30, 2020 as adjusted after this offering		$1.79

Dilution per share to new investors in this offering		$10.20

The above discussion and tables are based on 21,753,853 shares of common stock outstanding as of April 30, 2020 and excludes, as of that date:

•	2,734,899 shares of common stock issuable upon exercise of options outstanding under the Plans, at a weighted-average exercise price of approximately $4.62 per share;

•	566,223 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our common stock with a weighted-average exercise price of $6.22 per share;

•	1,398,601 shares issuable upon conversion of the $10,000,000 convertible notes at a conversion price of $7.15 per share;

•	643,175 shares of common stock underlying restricted stock units; and

•	226,657 shares of common stock reserved for future issuance under the Plans.

The table above assumes for illustrative purposes only an aggregate of 1,026,668 shares of our common stock are sold at a price of $11.99 per share, for aggregate gross proceeds of $12,309,750. The shares, if any, sold in this offering will be sold from time-to-time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $11.99 per share shown in the table above, assuming all of our common stock in the aggregate amount of $12,309,750 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.79 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $11.20 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $11.99 per share shown in the table above, assuming all of our common stock in the aggregate amount of $12,309,750 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.78 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $9.21 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent any outstanding options or warrants are exercised, restricted stock units vest, or we otherwise issue additional shares of common stock in the future, at a price less than the public offering price, there will be further dilution to the investors.

PLAN OF DISTRIBUTION

We have entered into the Equity Distribution Agreement with Canaccord under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $12,309,750 from time-to-time through Canaccord acting as sales agent.

Upon delivery of a placement notice and subject to the terms and conditions of the Equity Distribution Agreement, Canaccord may sell our common stock by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415 promulgated under the Securities Act, including sales made directly on The Nasdaq Global Market, on any other existing trading market for our common stock or to or through a market maker. Canaccord may also sell our common stock by any other method permitted by law, including in privately negotiated transactions. We may instruct Canaccord not to sell common stock if the sales cannot be effected at or above the price designated by us from time-to-time. We or Canaccord may suspend the offering of common stock upon notice and subject to other conditions.

We will pay Canaccord commissions, in cash, for its services in acting as agent in the sale of our common stock. Canaccord will be entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse Canaccord for certain specified expenses, including the fees and disbursements of its legal counsel, in an amount not to exceed $50,000. We estimate that the total expenses for the offering, excluding compensation and reimbursement payable to Canaccord under the terms of the Equity Distribution Agreement, will be approximately $35,000.

Settlement for sales of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and Canaccord in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Canaccord may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Canaccord will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the common stock under the terms and subject to the conditions set forth in the Equity Distribution Agreement. In connection with the sale of the common stock on our behalf, Canaccord will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Canaccord will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Canaccord against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the Equity Distribution Agreement will terminate automatically upon the sale of all shares of our common stock subject to the Equity Distribution Agreement or as otherwise permitted therein. We and Canaccord may each terminate the Equity Distribution Agreement at any time upon ten days’ prior written notice.

Canaccord and its affiliates have in the past provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates, for which they have received, or may in the future receive, customary fees. To the extent required by Regulation M, Canaccord will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

This prospectus in electronic format may be made available on a website maintained by Canaccord and Canaccord may distribute this prospectus supplement electronically.

LEGAL MATTERS

The legality of the common stock offered by this prospectus supplement has been passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida. A shareholder of this firm beneficially owns 37,796 shares of our common stock. Canaccord is being represented in connection with this offering by Goodwin Procter LLP, New York, New York.

EXPERTS

The consolidated financial statements as of April 30, 2020 and 2019 incorporated by reference in this prospectus supplement have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated by reference in this prospectus supplement in reliance on such reports given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Aspen Group at www.sec.gov. You may also access our SEC reports and proxy statements free of charge at https://www.aspu.com/all-sec-filings. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 filed with the SEC under the Securities Act for the common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

•	Our Annual Report on Form 10-K for the year ended April 30, 2020, as amended;

•	Our current report on Form 8-K filed on June 9, 2020 (other than current reports furnished under Items 2.02 and 7.01 of Form 8-K and exhibits that are related to such item); and

•

The description of our common stock in our registration statement on Form 8-A filed with the SEC on July 31, 2017, as updated by any amendments and reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

276 Fifth Avenue, Suite 505

New York, New York 10001

(646) 448-5144

Attention: Corporate Secretary

PROSPECTUS

$60,000,000

Aspen Group, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Aspen Group, Inc. intends to offer and sell from time to time the securities described in this prospectus. The total offering price of the securities described in this prospectus will not exceed a total of $60,000,000.

This prospectus describes some of the general terms that apply to the securities. We will provide specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common stock is traded on The Nasdaq Market under the symbol “ASPU.” On April 10, 2018, the last reported sales price of our common stock on The Nasdaq Market was $7.06 per share.

Investing in our securities involves risks. You should read carefully and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and on page 3 of this prospectus and in the applicable prospectus supplement before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2018

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our securities. Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto references to “AGI” “we,” “us,” and “our” refer to Aspen Group, Inc. and its consolidated subsidiaries.

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the section entitled “Incorporation of Certain Information by Reference.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is an inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Incorporation of Certain Information by Reference.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Our Company

AGI is a post-secondary education company with an overarching vision of making higher education affordable again in America. Because we believe higher education should be a catalyst to our students’ long-term economic success, we exert financial prudence by offering affordable tuition that is one of the greatest values in online higher education. AGI has two subsidiaries, Aspen University Inc. (“Aspen” or “Aspen University”) and United States University Inc. (“USU”).

Corporate Information

Our principal executive offices are located at 276 Fifth Avenue, Suite 505, New York, New York 10001 and our telephone number is (646) 448-5144. Our corporate website address is http://www.aspu.com. The information on our website is not incorporated into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the documents incorporated by reference contains forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and elsewhere in this prospectus and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and or that are disclosed in our incorporated documents.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should consider carefully the risk factors described below, as well as the risks, uncertainties and additional information (i) set forth in our reports on Forms 10-K, 10-Q and 8-K that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information By Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Relating to Our Business

AGI’s future operating results will be adversely affected if it does not effectively manage its expanded operations and integrate USU.

We completed the acquisition of USU on December 1, 2017 (the “Acquisition”). Following the Acquisition, the size of our business is larger and our revenues are increasing substantially. USU was a smaller institution that was losing money and not growing but offered a strategic advantage to our future plans. Our future success will depend, in part, upon our ability to integrate USU, manage this expanded business and replicate the marketing success we have had with Aspen University for USU, which will pose substantial challenges for AGI’s and USU’s management. We cannot assure you that the combined company will be successful or that the combined company will realize the expected marketing success, operating efficiencies, synergies, revenue enhancements and other benefits currently anticipated to result from the Acquisition.

If we cannot manage our growth, our results of operations may suffer and could adversely affect our ability to comply with federal regulations.

The growth that we have experienced after our new management began in 2011, as well as any future growth that we experience, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. We have experienced growth at Aspen University over the last several years. Assuming we continue to grow as planned, it may impact our ability to manage our business. If growth negatively impacts our ability to manage our business, the learning experience for our students could be adversely affected, resulting in a higher rate of student attrition and fewer student referrals. Future growth will also require continued improvement of our internal controls and systems, particularly those related to complying with federal regulations under the Higher Education Act, as administered by DOE, including as a result of our participation in federal student financial aid programs under Title IV. If we are unable to manage our growth, we may also experience operating inefficiencies that could increase our costs and adversely affect our profitability and results of operations.

If we are unable to raise capital, we will have to scale back our growth.

Under our senior secured $10 million credit facility, we drew $5 million at closing and an additional $2.5 million on December 4, 2017 with the understanding that we would draw the remaining $2.5 million by the October 2018 deadline. On March 16, 2018, our lender for the first time contended that we were not entitled to borrow the second $5 million in two installments. Consequently, we are seeking to raise additional capital. Because we expect that AGI will be cash flow negative for at least the first two quarters of the upcoming 2019 fiscal year (due to USU and our hybrid online campus program expected to open in July), we will need to raise at least $2.5 of equity or subordinated debt by October. If we are unable to raise the capital, we will have to scale back our operations and limit our future growth.

Because there is strong competition in the postsecondary education market, especially in the online education market, our cost of acquiring students may increase and our results of operations may be harmed.

Postsecondary education is highly fragmented and competitive. We compete with traditional public and private two-year and four-year brick and mortar colleges as well as other for-profit schools. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions that create large endowments and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of our competitors, including both traditional colleges and universities and online for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students. We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs. Major brick and mortar universities continue to develop and advertise their online course offerings. Purdue University’s 2017 acquisition of Kaplan University is a prime example of this change.

We may not be able to compete successfully against current or future competitors and may face competitive pressures including price pressures that could adversely affect our business or results of operations and reduce our operating margins. These competitive factors could cause our enrollments, revenues and profitability to materially decrease.

In the event that we are unable to update and expand the content of existing programs and develop new programs and specializations on a timely basis and in a cost-effective manner, our results of operations may be harmed.

The updates and expansions of our existing programs and the development of new programs and specializations may not be accepted by existing or prospective students or employers. If we cannot respond to changes in market requirements, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. In addition, a new academic program that must prepare students for gainful employment must be approved by DOE for Title IV purposes if the institution is provisionally certified. If we are unable to respond adequately to changes in market requirements due to financial constraints, regulatory limitations or other factors, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing programs may require us to make investments in management and faculty, incur marketing expenses and reallocate other resources. If we are unable to increase the number of students, or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

Because our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising efforts, if those efforts are unsuccessful we may not be profitable in the future.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

•

Grow our nursing programs including Aspen University’s core Bachelor’s and Master’s Degree programs, USU’s family nurse practitioner program and Aspen University’s pre-licensure BSN hybrid online/campus program we expect to open in July 2018;

•	Replicating the success we have had with nursing in other programs;
•	Achieve the same degree of success with USU;
•	Create greater awareness of our school and our programs;
•	Identify the most effective and efficient level of spending in each market and specific media vehicle;
•	Determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; and
•	Effectively manage marketing costs (including creative and media); and increase our line of credit to support such growth.

Our marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

Although our management has successfully implemented a monthly payment business model, it may not be successful long-term.

Mr. Michael Mathews, our Chief Executive Officer, has developed a monthly payment business model designed to substantially increase our student enrollment and reduce student debt among Aspen University’s and USU’s student bodies. While results to date have been as anticipated, there are no assurances that this marketing campaign will continue to be successful. Among the risks are the following:

•	Our ability to compete with existing online colleges which have substantially greater financial resources, deeper management and academic resources, and enhanced public reputations;
•	The emergence of more successful competitors;
•	Factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;
•	Limits on our ability to attract and retain effective employees because of the incentive compensation rule;
•	Performance problems with our online systems;
•	Our failure to maintain accreditation;
•	Student dissatisfaction with our services and programs;
•	Adverse publicity regarding us, our competitors or online or for-profit education generally;
•	A decline in the acceptance of online education;
•	A decrease in the perceived or actual economic benefits that students derive from our programs;
•	Potential students may not be able to afford the monthly payments; and
•	Potential USU students may not react favorably to our marketing and advertising campaigns, including our monthly payment plan.

If our monthly payment plan business model does not continue to be favorably received, our revenues may not increase.

If the demand for the nursing workforce decreases or the educational requirements for nurses were relaxed, our business will be adversely affected.

Aspen University’s recent focus has been the continued growth of enrollment in its School of Nursing. As of January 31, 2018, approximately 73% of our active degree-seeking were enrolled in Aspen University’s School of Nursing. If the demand for nurses does not continue to grow (or declines) or there are changes within the healthcare industry that make the nursing occupation less attractive to learners or reduce the benefits of a bachelors or an advanced degree, our enrollment and results of operations will be adversely affected.

If we incur system disruptions to our online computer networks, it could impact our ability to generate revenue and damage our reputation, limiting our ability to attract and retain students.

Since early 2011, Aspen University has made significant investments to update its computer network primarily to permit accelerated student enrollment and enhance its students’ learning experience. We expect to spend approximately $2,000,000 in capital expenditures over the next 12 months. The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of our online classroom, damaging our reputation and could cause a loss in enrollment. Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

If we are unable to develop awareness among, and attract and retain, high quality learners to Aspen University, our ability to generate significant revenue or achieve profitability will be significantly impaired.

Building awareness of Aspen University and the programs we offer among working adult professionals is critical to our ability to attract prospective learners. If we are unable to successfully market and advertise our educational programs, Aspen University’s ability to attract and enroll prospective learners in such programs could be adversely affected, and consequently, our ability to increase revenue or achieve profitability could be impaired. It is also critical to our success that we convert these prospective learners to enrolled learners in a cost-effective manner and that these enrolled learners remain active in our programs. Some of the factors that could prevent us from successfully enrolling and retaining learners in our programs include:

•	The emergence of more successful competitors;
•	Factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;
•	Performance problems with our online systems;
•	Failure to maintain accreditation;
•	Learner dissatisfaction with our services and programs, including with our customer service and responsiveness;
•	Adverse publicity regarding us, our competitors, or online or for-profit education in general;
•	Price reductions by competitors that we are unwilling or unable to match;
•	A decline in the acceptance of online education or our degree offerings by learners or current and prospective employers;
•	Increased regulation of online education, including in states in which we do not have a physical presence;
•	A decrease in the perceived or actual economic benefits that learners derive from our programs;
•	Litigation or regulatory investigations that may damage our reputation; and
•	Difficulties in executing on our strategy as a preferred provider to employers for the vertical markets we serve.

If we are unable to continue to develop awareness of Aspen University and the programs we offer, and to enroll and retain learners, our enrollments would suffer and our ability to increase revenues and achieve profitability would be significantly impaired.

If we experience any interruption to our technology infrastructure, it could prevent students from accessing their courses, could have a material adverse effect on our ability to attract and retain students and could require us to incur additional expenses to correct or mitigate the interruption.

Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information, personal information about our students or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Because we rely on third parties to provide services in running our operations, if any of these parties fail to provide the agreed services at an acceptable level, it could limit our ability to provide services and/or cause student dissatisfaction, either of which could adversely affect our business.

We rely on third parties to provide us with services in order for us to efficiently and securely operate our business including our computer network and the courses we offer to students. Any interruption in our ability to obtain the services of these or other third parties or deterioration in their performance could impair the quality of our educational product and overall business. Generally, there are multiple sources for the services we purchase. Our business could be disrupted if we were required to replace any of these third parties, especially if the replacement became necessary on short notice, which could adversely affect our business and results of operations.

If we or our service providers are unable to update the technology that we rely upon to offer online education, our future growth may be impaired.

We believe that continued growth will require our service providers to increase the capacity and capabilities of their technology infrastructure. Increasing the capacity and capabilities of the technology infrastructure will require these third parties to invest capital, time and resources, and there is no assurance that even with sufficient investment their systems will be scalable to accommodate future growth. Our service providers may also need to invest capital, time and resources to update their technology in response to competitive pressures in the marketplace. If they are unwilling or unable to increase the capacity of their resources or update their resources appropriately and we cannot change over to other service providers efficiently, our ability to handle growth, our ability to attract or retain students, and our financial condition and results of operations could be adversely affected.

Because we rely on third-party administration and hosting of learning management system software for our online classroom, if that third-party were to cease to do business or alter its business practices and services, it could have an adverse impact on our ability to operate.

Beginning in June 2014, our online classroom at Aspen University began employing the Desire2Learn learning management system named Brightspace, followed by USU in 2017. The system is a web-based portal that stores and delivers course content, provides interactive communication between students and faculty, and supplies online evaluation tools. We rely on third parties to host and help with the administration of it. We further rely on third parties, the D2L agreement and our internal staff for ongoing support and customization and integration of the system with the rest of our technology infrastructure. If D2L were unable or unwilling to continue to provide us with service, we may have difficulty maintaining the software required for our online classroom or updating it for future technological changes. Any failure to maintain our online classroom would have an adverse impact on our operations, damage our reputation and limit our ability to attract and retain students.

Because the personal information that we or our vendors collect may be vulnerable to breach, theft or loss, any of these factors could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. Aspen University and USU use a third-party to collect and retain large amounts of personal information regarding our students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. We also collect and maintain personal information of our employees in the ordinary course of our business. Some of this personal information is held and managed by certain of our vendors. Errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of personal information, and cause us to lose our certification to participate in the Title IV Programs. We cannot guarantee that there will not be a breach, loss or theft of personal information that we store or our third parties store. A breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in liability under state and federal privacy statutes and legal or administrative actions by state attorneys general, private litigants, and federal regulators any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because the CAN-SPAM Act imposes certain obligations on the senders of commercial emails, it could adversely impact our ability to market Aspen University’s and USU’s educational services, and otherwise increase the costs of our business.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes requirements for commercial email and specifies penalties for commercial email that violates the CAN-SPAM Act. In addition, the CAN-SPAM Act gives consumers the right to require third parties to stop sending them commercial email.

The CAN-SPAM Act covers email sent for the primary purpose of advertising or promoting a commercial product, service, or Internet website. The Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the Department of Justice, other federal agencies, State Attorneys General, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

•	Prohibiting false or misleading email header information;
•	Prohibiting the use of deceptive subject lines;
•	Ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender;
•	Requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and
•	Requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act also prohibits unlawful acquisition of email addresses, such as through directory harvesting and transmission of commercial emails by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email companies who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

The CAN-SPAM Act acknowledges that the Internet offers unique opportunities for the development and growth of frictionless commerce, and the CAN-SPAM Act was passed, in part, to enhance the likelihood that wanted commercial email messages would be received.

The CAN-SPAM Act preempts, or blocks, most state restrictions specific to email, except for rules against falsity or deception in commercial email, fraud and computer crime. The scope of these exceptions, however, is not settled, and some states have adopted email regulations that, if upheld, could impose liabilities and compliance burdens in addition to those imposed by the CAN-SPAM Act.

Moreover, some foreign countries, including the countries of the European Union, have regulated the distribution of commercial email and the online collection and disclosure of personal information. Foreign governments may attempt to apply their laws extraterritorially or through treaties or other arrangements with U.S. governmental entities.

Because we use email marketing, our requirement to comply with the CAN-SPAM Act could adversely affect our marketing activities and increase its costs.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued services of Mr. Michael Mathews, our Chief Executive Officer, Mr. Gerard Wendolowski, our Chief Operating Officer, and Dr. Cheri St. Arnauld, our Chief Academic Officer, who are critical to the management of our business and operations and the development of our strategic direction and would also be difficult to replace. We have a $3 million key man life insurance policy on Mr. Mathews. The loss of the services of Mr. Mathews and other key individuals and the process to replace these individuals would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we are unable to attract and retain our faculty, administrators, management and skilled personnel, we may not be able to support our growth strategy.

To execute our growth strategy, we must attract and retain highly qualified faculty, administrators, management and skilled personnel. Competition for hiring these individuals is intense, especially with regard to faculty in specialized areas. If we fail to attract new skilled personnel or faculty or fail to retain and motivate our existing faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed. Further, we are moving to a new hybrid model focused on using full-time faculty members in addition to adjunct or part-time faculty. These efforts may not be successful resulting in the loss of faculty and difficulties in recruiting.

If we are unable to protect our intellectual property, our business could be harmed.

In the ordinary course of our business, we develop intellectual property of many kinds that is or will be the subject of copyright, trademark, service mark, trade secret or other protections. This intellectual property includes but is not limited to courseware materials, business know-how and internal processes and procedures developed to respond to the requirements of operating and various education regulatory agencies. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names, agreements and registrations to protect our intellectual property. We rely on service mark and trademark protection in the U.S. to protect our rights to the marks “ASPEN UNIVERSITY” and “UNITED STATES UNIVERSITY” as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third-party content experts. We cannot assure you that the measures that we take will be adequate or that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the U.S. or select foreign jurisdictions, or that third parties will not infringe upon or violate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content, and offer competing programs to ours.

In particular, third parties may attempt to develop competing programs or duplicate or copy aspects of our curriculum, online resource material, quality management and other proprietary content. Any such attempt, if successful, could adversely affect our business. Protecting these types of intellectual property rights can be difficult, particularly as it relates to the development by our competitors of competing courses and programs.

We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise a claim against us alleging an infringement or violation of the intellectual property of that third-party.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that we are infringing or violating their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using our intellectual property that may be fundamental to our business. Even if we were to prevail, any litigation regarding the intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we incur liability for the unauthorized duplication or distribution of class materials posted online during our class discussions, it may affect our future operating results and financial condition.

In some instances, our faculty members or our students may post various articles or other third-party content on class discussion boards. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. As a result we may be required to alter the content of our courses or pay monetary damages.

Because we are an almost exclusively online provider of education, we are substantially dependent on continued growth and acceptance of online education and, if the recognition by students and employers of the value of online education does not continue to grow, our ability to grow our business could be adversely impacted.

We believe that continued growth in online education will be largely dependent on additional students and employers recognizing the value of degrees and courses from online institutions. If students and employers are not convinced that online schools are an acceptable alternative to traditional schools or that an online education provides necessary value, or if growth in the market penetration of exclusively online education slows, growth in the industry and our business could be adversely affected. Because our business model is based on online education, if the acceptance of online education does not grow, our ability to continue to grow our business and our financial condition and results of operations could be materially adversely affected.

If our data or our users’ content is hacked, including through privacy and data security breaches, our business could be damaged, and we could be subject to liability.

Our business is and we expect it will continue to be almost exclusively reliant upon the Internet. Although there are growing reports of cybersecurity incidents affecting larger companies, if our systems are hacked and our students’ confidential information is misappropriated we could be subject to liability.

We may fail to detect the existence of a breach of user content and be unable to prevent unauthorized access to user and company content. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often not recognized until launched against a target. They may originate from less regulated third world countries where lax local enforcement and poverty create opportunities for hacking. If our security measures are breached, or our students’ content is otherwise accessed through unauthorized means, or if any such actions are believed to occur, Aspen University and USU may lose existing students and or fail to enroll new students.

Our business could be harmed by any significant disruption of service on our websites.

Because of the importance of the Internet to our business, in addition to cybersecurity we face the risk that our systems will fail to function in a robust manner. Our reputation, and ability to attract, retain, and serve our students are dependent upon the reliable performance of our websites, including our underlying technical infrastructure. Our technical infrastructure may not be adequately designed with sufficient reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If our websites are unavailable when students and professors attempt to access them, or if they experience frequent slowdowns or disruptions, we may lose students and professors.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

The increasing popularity and use of the Internet and other online services have led and may lead to the adoption of new laws and regulatory practices in the U.S. and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments, revenues and results of operations.

If there is new tax treatment of companies engaged in Internet commerce, this may adversely affect the commercial use of our marketing services and our financial results.

Due to the growing budgetary problems facing state and local governments, it is possible that governments might attempt to tax our activities. New or revised tax regulations may subject us to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose taxes on commerce over the Internet. New or revised taxes and, in particular, sales or use taxes, would likely increase the cost of doing business online which could have an adverse effect on our business and results of operations.

Risks Related to the Regulation of Our Industry

If we fail to comply with the extensive regulatory requirements for our business, we could face penalties and significant restrictions on our operations, including loss of access to Title IV Program funds.

We are subject to extensive regulation by (1) the federal government through DOE under the Higher Education Act, (2) state regulatory bodies and (3) accrediting agencies recognized by DOE, including the Distance Education Accrediting Commission (the “DEAC”), a “national accrediting agency” recognized by DOE, and WSCUC, a “regional accrediting agency” recognized by DOE. In addition, the U.S. Department of Defense and the U.S. Department of Veterans Affairs regulate our participation in the military’s tuition assistance program and the VA’s veterans’ education benefits program, respectively. The laws, regulations, standards and policies of these agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. These regulatory requirements can also affect our ability to add new or expand existing educational programs and to change our corporate structure and ownership.

Institutions of higher education that grant degrees, diplomas, or certificates must be authorized by an appropriate state education agency or agencies. In addition, in certain states, as a condition of continued authorization to grant degrees, a school must be accredited by an accrediting agency recognized by the U.S. Secretary of Education. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution. Accreditation is also required in order to participate in various federal programs, including tuition assistance programs of the United States Armed Forces and the federal programs of student financial assistance administered pursuant to Title IV of the Higher Education Act. The Higher Education Act and its implementing regulations require accrediting agencies recognized by DOE to review and monitor many aspects of an institution’s operations and to take appropriate action when the institution fails to comply with the accrediting agency’s standards.

Our operations are also subject to regulation due to our participation in Title IV Programs. Title IV Programs, which are administered by DOE, include loans made directly to students by DOE and several grant programs for students with economic need as determined in accordance with the Higher Education Act and DOE regulations. To participate in Title IV Programs, a school must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting agency recognized by the U.S. Secretary of Education, and be certified as an eligible institution by DOE. Our growth strategy is partly dependent on being able to offer financial assistance through Title IV Programs as it may increase the number of potential students who may choose to enroll in our programs.

The laws, regulations, standards, and policies of DOE, state education agencies, and our accrediting agencies change frequently. Recent and impending changes in, or new interpretations of, applicable laws, regulations, standards, or policies, or our noncompliance with any applicable laws, regulations, standards, or policies, could have a material adverse effect on our accreditation, authorization to operate in various states, activities, receipt of funds under tuition assistance programs of the United States Armed Forces, our ability to participate in Title IV Programs, receipt of veterans education benefits funds, or costs of doing business. Findings of noncompliance with these laws, regulations, standards and policies also could result in our being required to pay monetary damages, or subjected to fines, penalties, injunctions, limitations on our operations, termination of our ability to grant degrees, revocation of our accreditation, restrictions on or loss of our access to Title IV Program funds or other censure that could have a material adverse effect on our business.

If we do not maintain authorization in Colorado and California, our operations would be curtailed, and we may not grant degrees.

Aspen is headquartered in Colorado and is authorized by the Colorado Commission on Higher Education to grant degrees, diplomas or certificates. USU is headquartered in California and is authorized by the California Bureau for Private Postsecondary Education to grant degrees, diplomas or certificates. If Aspen were to lose its authorization from the Colorado Commission on Higher Education, Aspen would be unable to provide educational services in Colorado and would lose its eligibility to participate in the Title IV Programs. If USU were to lose its authorization from the California Bureau for Private Postsecondary Education, it would be unable to provide educational services in California and would lose its eligibility to participate in the Title IV Programs.

Our failure to comply with regulations of various states could have a material adverse effect on our enrollments, revenues, and results of operations.

Various states impose regulatory requirements on education institutions operating within their boundaries. Several states assert jurisdiction over online education institutions that have no physical location or other presence in the state but offer education services to students who reside in the state or advertise to or recruit prospective students in the state. State regulatory requirements for online education are inconsistent among states and not well developed in many jurisdictions. As such, these requirements change frequently and, in some instances, are not clear or are left to the discretion of state regulators.

State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters. To the extent that we have obtained, or obtain in the future, state authorizations or licensure, changes in state laws and regulations and the interpretation of those laws and regulations by the applicable regulators may limit our ability to offer educational programs and award degrees. Some states may also prescribe financial regulations that are different from those of DOE. If we fail to comply with state licensing or authorization requirements, we may be subject to the loss of state licensure or authorization. If we fail to comply with state requirements to obtain licensure or authorization, we may be the subject of injunctive actions or other penalties or fines. Loss of licensure or authorization or the failure to obtain required licensures or authorizations could prohibit us from recruiting or enrolling students in particular states, reduce significantly our enrollments and revenues and have a material adverse effect on our results of operations.

In addition, DOE’s new distance education rule is scheduled to go into effect on July 1, 2018. The new rule requires us to (i) obtain authorization to offer our programs from each state where authorization is required or through participation in a reciprocity agreement, and (ii) provide specific consumer disclosures regarding our educational programs. If we fail to obtain required state authorization to provide postsecondary distance education in a specific state before the effective date for the new distance education rule, we could lose our ability to award Title IV aid to students within that state or be required to refund Title IV funds related to jurisdictions in which we failed to have state authorization. We must be able to document state approval for distance education if requested by DOE. In addition, the consumer disclosures required pursuant to the distance education rule are detailed and include disclosures regarding licensure and certification requirements, state authorization, student complaints, adverse actions by state and accreditation agencies, and refund policies. These disclosure requirements will require a considerable amount of data gathering needed to support such disclosures and will require our institutions to closely track where students enrolled in online programs reside during the course of their studies. These various disclosure requirements could subject us to financial penalties from DOE and heighten the risk of potential federal and private misrepresentation claims.

Moreover, in the event we are found not to be in compliance with a state’s new or existing requirements for offering distance education within that state, the state could seek to restrict one or more of our business activities within its boundaries, we may not be able to recruit students from that state, and we may have to cease providing service to students in that state. In addition, a state may impose penalties on an institution for failure to comply with state requirements related to an institution’s activities in a state, including the delivery of distance education to persons in that state.

If DOE determines that borrowers of federal student loans who attended our institution have a defense to repayment of their federal student loans based on a state law claim against our institution, our institution’s repayment liability to DOE could have a material adverse effect on our enrollments, revenues and results of operations.

DOE’s current regulations provide borrowers of loans under the William D. Ford Federal Direct Loan (“FDL”) program a defense against an attempt to collect such loans based on any act or omission of the institution that would give rise to a cause of action under applicable state law. In the event the borrower’s defense against repayment is successful, DOE has the authority to discharge all or part of the student’s obligation to repay the loan, and may require the institution to repay the amount of the loan to which the defense applies.

In addition to the current regulation, the new Borrower Defense to Repayment (BDTR) Rule was published November 1, 2016, with an anticipated July 1, 2017 effective date. In mid-June of 2017, DOE announced an “indefinite delay” in the implementation of the rule due to a lawsuit brought by the California Association for Private Postsecondary Schools (CAPPS) challenging elements of the rule. In a second notice on the same day, DOE announced that, in addition to the legal challenge, DOE’s own internal analysis indicated that the rule needed “further work,” and a new negotiated rulemaking panel would be convened to draft a new version.

In October of 2017, DOE issued two new notices, the first rescinding DOE’s earlier indefinite delay of the effective date for BDTR, replacing it with a new effective date of July 1, 2018 and the second extending the delay to July 1, 2019. The reason articulated by DOE for the first delay was to align the new effective date with DOE’s master calendar; the justification for the second delay is to allow the BDTR negotiated rulemaking process to be completed before requiring schools to comply. The now-postponed rule is also the subject of multiple lawsuits – including the CAPPS suit noted above and another from a coalition of state attorneys general who argue that DOE does not have the authority to delay the effective date of an existing regulation. It also argues that by not implementing the rule, DOE is amending the regulation without required rulemaking, notice and comment periods in violation of the Administrative Procedures Act.

DOE has indicated in the notices that it will continue to process borrower claims under the current regulation until replaced by a new rule.

The postponed regulations, which could form the basis for any new proposed regulations, open new avenues for student borrowers to assert a defense to repaying their loans, allow DOE to seek reimbursement for such claims from the affected institutions, and expand DOE’s financial responsibility rules to require many more schools to post letters of credit with DOE. The postponed regulations include, among other things:

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Bases for borrowers to file claims: The postponed regulations set out three grounds for a borrower defense to repayment claim, including a favorable decision for the student in a state or federal court case involving the loan; a breach of contract by the institution; or a substantial misrepresentation by the institution about the nature of its educational program, the nature of its financial charges, or the employability of its graduates. Claims based on a court judgment or claims to assert a defense against loan payments that are still due can be made any time (with no statute of limitations), while other claims (such as to recoup loan funds already repaid to DOE) must be made within six years.

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Claim resolution process: The postponed regulations call for DOE to set up a fact-finding process to resolve claims. The contemplated structure includes providing the institution with notice and an opportunity to submit evidence; however, the exact procedures, including the opportunity to contest particular factual assertions or present in-person testimony, are not defined. In addition, DOE has also given itself authority to process claims on a group basis, and to take the initiative to create groups and include borrowers who have not filed a claim. Borrowers who file successful claims may have their loans forgiven in whole or in part, with DOE reserving the right to calculate the amount of forgiveness in various ways.

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Recovering funds: For debts relieved for individual borrowers, the postponed regulations give DOE the authority to initiate a proceeding to seek repayment from the institution for any loan amounts forgiven. The details concerning how such a proceeding would be conducted are not defined in the postponed regulations. For group relief, there is no separate proceeding. If DOE determines a group discharge is warranted, it will automatically assign liability to the institution.

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“Early warning” letter of credit triggers: DOE proposed in the postponed regulations to amend its existing financial responsibility regulations to describe at least 10 new “early warning” triggers that would allow DOE to require an institution to post a letter of credit with DOE to demonstrate its financial stability and assure DOE of the institution’s ability to pay borrower claims if needed. Each trigger would authorize DOE to require an LOC in the amount of at least 10% of the Title IV funding utilized by the institution for the most recently completed fiscal year. The triggers are intended to be cumulative, and therefore could require an institution to post a very significant letter of credit, up to or even exceeding its Title IV funding level. The postponed regulations would also put an institution on provisional certification immediately upon a trigger being met. In addition, if the institution does not provide the required letter of credit within 30 days of DOE’s request, DOE may offset the institution's future Title IV funds for up to nine months until DOE is able to capture the amount of the letter of credit. The proposed triggering events include, among others:

a.

Lawsuits and other Actions – If the institution is subject to a liability based on a lawsuit or an audit, investigation or similar action by a state or federal oversight agency, including any debt or liability incurred or asserted at any time during the three most recently completed award years, with a claim or liability exceeding the lesser of 10% of the institution’s current assets or $750,000.

b.

Successful Borrower Defense to Repayment Claims – If the institution is required to pay more than 10% of its current assets, or $750,000, whichever is less, to satisfy successful borrower defense claims.

c.

Accrediting Agency Actions – If the institution is required to submit a teach-out plan or is placed on probation or issued a show-cause in the three prior award years, regardless of the cause.

d.

90/10 Rule – Failure to meet the 90/10 Rule revenue ratio for a single year.

e.

Gainful Employment Rates – If more than 50% of the institution’s Title IV-recipient students in GE programs are enrolled in GE programs with failing or zone rates (but prior to any loss of eligibility under the multi-year triggers in the GE Rule).

f.

Cohort Default Rates – Two consecutive years with CDRs of 30% or higher.

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Required warnings to students of new repayment rate: One section of the postponed regulations applies only to for-profit institutions, requiring such institutions to disclose a new form of loan repayment rate in a variety of public materials, to serve as a warning to current and potential students, when the rate is too low. This repayment rate would be calculated based on the payment performance of an institution’s students approximately five years after its students graduate or withdraw from the school.

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Forbidding mandatory arbitration clauses and class action waivers: The postponed regulations would prohibit an institution from incorporating a class action waiver provision, or a mandatory arbitration clause, in any agreement with students. If an institution’s contracts currently contain a pre-dispute arbitration provision or a class waiver, the institution will be required to amend the agreement or provide a specific notice to students, using language provided by DOE that explains that those provisions have been changed.

If DOE determines that borrowers of FDL program loans who attended Aspen or USU have a defense to repayment of their FDL program loans based on our acts or omissions, the repayment liability to DOE could have a material adverse effect on our financial condition, results of operations and cash flows. Cumulative letters of credit, at 10% of the amount of Title IV Program funds received by the institution during the most recently completed award year, could have a material adverse effect on our financial condition, results of operations and cash flows. Additionally, if DOE determines that our loan repayment rates are too low, having to issue warnings to current and prospective students describing the low repayment rate could have a material adverse effect on our enrollments, revenues, financial condition, results of operations and cash flows.

If we fail to maintain our institutional accreditation, we would lose our ability to participate in the tuition assistance programs of the U.S. Armed Forces and also to participate in Title IV Programs.

Aspen University is accredited by the DEAC, which is a national accrediting agency and USU is accredited by the Senior College and University Commission of the Western Association of Schools and Colleges (the “WSCUC”), which is a regional accrediting agency. Both DEAC and WSCUC are recognized by the U.S. Secretary of Education for Title IV purposes. Accreditation by an accrediting agency that is recognized by the Secretary of Education is required for an institution to become and remain eligible to participate in Title IV Programs as well as in the tuition assistance programs of the United States Armed Forces. DEAC or WSCUC may impose restrictions on our accreditation or may terminate our accreditation. To remain accredited we must continuously meet certain criteria and standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources and financial stability. Failure to meet any of these criteria or standards could result in the loss of accreditation at the discretion of the accrediting agency. The loss of accreditation would, among other things, render our students and us ineligible to participate in the tuition assistance programs of the U.S. Armed Forces or Title IV Programs and have a material adverse effect on our enrollments, revenues and results of operations. In addition, although the loss of accreditation by one school would not necessarily result in the loss of accreditation by the other school, the accreditor may consider the loss of accreditation by one school as a factor in considering the on-going qualification for accreditation of the other school.

Because we participate in Title IV Programs, our failure to comply with the complex regulations associated with Title IV Programs would have a significant adverse effect on our operations and prospects for growth.

Aspen and USU participate in Title IV Programs. Compliance with the requirements of the Higher Education Act and Title IV Programs is highly complex and imposes significant additional regulatory requirements on our operations, which require additional staff, contractual arrangements, systems and regulatory costs. We have a limited demonstrated history of compliance with these additional regulatory requirements. If we fail to comply with any of these additional regulatory requirements, DOE could, among other things, impose monetary penalties, place limitations on our operations, and/or condition or terminate the eligibility of one or both of our schools to receive Title IV Program funds, which would limit our potential for growth and materiality and adversely affect our enrollment, revenues and results of operations. In addition, the failure to comply with the Title IV Program requirements by one institution could increase DOE scrutiny of the other institution and could impact the other institution’s participation in the Title IV Programs.

Because USU is only temporarily provisionally certified by DOE, we must reestablish our eligibility and certification to participate in the Title IV Programs, and there are no assurances that DOE will recertify us to participate in the Title IV Programs.

An institution generally must seek recertification from DOE at least every six years and possibly more frequently depending on various factors. In certain circumstances, DOE provisionally certifies an institution to participate in Title IV Programs, such as when it is an initial participant in Title IV Programs or has undergone a change in ownership and control. On August 22, 2017, DOE recertified Aspen University to participate in the Title IV Programs, and set a subsequent program participation agreement reapplication date of March 31, 2021.

USU currently is operating under a temporary provisional certification to participate in the Title IV Programs due to the change of ownership which occurred in December of 2017. The temporary provisional certification allows the school to continue to receive Title IV funding on a month-to-month basis as it did prior to the change of ownership while DOA reviews the change of ownership. Even if DOE certifies USU following the change of ownership, such certification will be provisional as is the case for all Title IV institutions undergoing a change of ownership.  Under provisional certification, an institution must obtain prior DOE approval to add an educational program or make other significant changes and may be subject to closer scrutiny by DOE.  In addition, if DOE determines that a provisionally certified institution is unable to meet its responsibilities to comply with the Title IV requirements, DOE may revoke the institution’s certification to participate in the Title IV Programs without advance notice or opportunity to challenge the action.

Subsequent to a compliance audit covering the period from January 1, 2015 through December 31, 2015, USU recognized that it had not fully complied with all requirements for calculating and making timely returns of Title IV funds (R2T4). USU was required to post an irrevocable letter of credit in the amount of 25% of the 2015 Title IV returns. An irrevocable letter of credit was established in favor of the Secretary of Education in the amount of $71,634 as a result of this finding. In the 2016 compliance audit, USU had a material finding related to the same issue and was required to maintain the irrevocable letter of credit in the same amount. USU will be required to maintain the letter of credit until it has experienced two consecutive audit periods without a repeat finding. As a result of the change of ownership, the previous letter of credit established by USU has been replaced by one provided by AGI. The amount remains unchanged.

If DOE does not ultimately approve USU’s certification to participate in Title IV Programs, USU students would no longer be able to receive Title IV Program funds, which would have a material adverse effect on our enrollments, revenues and results of operations. In addition, regulatory restraints related to the addition of new programs or substantive change of existing programs or imposition of a letter of credit could impair our ability to attract and retain students and could negatively affect our financial results.

Because DOE may conduct compliance reviews of us, we may be subject to adverse actions and future litigation which could affect our ability to offer Title IV student loans.

Because we operate in a highly regulated industry, we are subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies, and third parties, including claims brought by third parties on behalf of the federal government. If the results of compliance reviews or other proceedings are unfavorable to us, or if we are unable to defend successfully against lawsuits or claims, we may be required to pay monetary damages or be subject to fines, limitations, loss of Title IV funding, injunctions or other penalties, including the requirement to make refunds. Even if we adequately address issues raised by any compliance review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against us may damage our reputation, even if such claims and lawsuits are without merit.

If the percentage of our revenues derived from Title IV Programs is too high, we could lose our ability to participate in Title IV Programs.

Under the Higher Education Act, an institution is subject to loss of eligibility to participate in the Title IV Programs if, on a cash accounting basis, it derives more than 90% of its fiscal year revenue from Title IV Program funds, for two consecutive fiscal years. This rule is known as the 90/10 rule. An institution whose rate exceeds 90% for any single fiscal year is placed on provisional certification for at least two fiscal years and may be subject to other conditions specified by the U.S. Secretary of Education. We must monitor compliance with the 90/10 rule by both Aspen and USU. Failure to comply with the 90/10 rule for one fiscal year may result in restrictions on the amounts of Title IV funds that may be distributed to students; restrictions on expansion; requirements related to letters of credit or any other restrictions imposed by DOE. Additionally, if we fail to comply with the 90/10 rule for two consecutive years, we will be ineligible to participate in Title IV Programs and any disbursements of Title IV Program funds made while ineligible must be repaid to DOE.

Further, due to scrutiny of the sector, legislative proposals have been introduced in Congress that would revise the requirements of the 90/10 rule to be stricter, including proposals that would reduce the 90% maximum under the rule to 85% and/or prohibit tuition derived from military benefit programs to be considered when determining whether the institution has adequate non-Title IV revenue to meet the requirements of the rule.

If our competitors are subject to further regulatory claims and adverse publicity, it may affect our industry and reduce our future enrollment.

We are one of a number of for-profit institutions serving the postsecondary education market. In recent years, regulatory investigations and civil litigation have been commenced against several companies that own for-profit educational institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against specific companies, broader allegations against the overall for-profit school sector may negatively affect public perceptions of other for-profit educational institutions, including Aspen University and USU. In addition, in recent years, reports on student lending practices of various lending institutions and schools, including for-profit schools, and investigations by a number of state attorneys general, Congress and governmental agencies have led to adverse media coverage of postsecondary education. For example a large competitor, Corinthian Colleges, sold or shut down its schools due to substantial regulatory investigations and DOE actions. Other significant school groups have likewise been closed in light of significant DOE actions. Adverse media coverage regarding other companies in the for-profit school sector or regarding Aspen or USU directly could damage our reputation, could result in lower enrollments, revenues and operating profit, and could have a negative impact on our stock price. Such allegations could also result in increased scrutiny and regulation by DOE, Congress, accrediting bodies, state legislatures or other governmental authorities with respect to all for-profit institutions, including Aspen and USU.

Due to new regulations or congressional action or reduction in funding for Title IV Programs, our future enrollment may be reduced and costs of compliance increased.

The Higher Education Act comes up for reauthorization by Congress approximately every five to six years. When Congress does not act on complete reauthorization, there are typically amendments and extensions of authorization. Additionally, Congress reviews and determines appropriations for Title IV Programs on an annual basis through the budget and appropriations process. There is no assurance that Congress will not in the future enact changes that decrease Title IV Program funds available to students, including students who attend our institutions. Any action by Congress that significantly reduces funding for Title IV Programs or the ability of our schools or students to participate in these programs would require us to arrange for other sources of financial aid and would materially decrease our enrollment. Such a decrease in enrollment would have a material adverse effect on our revenues and results of operations. Congressional action may also require us to modify our practices in ways that could result in increased administrative and regulatory costs and decreased profit margin.

Further, there has been growing regulatory action and investigations of for-profit companies that offer online education. We are not in position to predict with certainty whether any legislation will be passed by Congress or signed into law in the future. The reallocation of funding among Title IV Programs, material changes in the requirements for participation in such programs, or the substitution of materially different Title IV Programs could reduce the ability of students to finance their education at our institutions and adversely affect our revenues and results of operations.

If our efforts to comply with DOE regulations are inconsistent with how DOE interprets those provisions, either due to insufficient time to implement the necessary changes, uncertainty about the meaning of the rules, or otherwise, we may be found to be in noncompliance with such provisions and DOE could impose monetary penalties, place limitations on our operations, and/or condition or terminate the eligibility of our schools to receive Title IV Program funds. We cannot predict with certainty the effect the new and impending regulatory provisions will have on our business.

Because we are subject to sanctions if we fail to calculate correctly and return timely Title IV Program funds for students who stop participating before completing their educational program, our future operating results may be adversely affected.

A school participating in Title IV Programs must correctly calculate the amount of unearned Title IV Program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days after the date the school determines that the student has withdrawn. Under recently effective DOE regulations, institutions that use the last day of attendance at an academically-related activity must determine the relevant date based on accurate institutional records (not a student’s certificate of attendance). For online classes, “academic attendance” means engaging in an academically-related activity, such as participating in class through an online discussion or initiating contact with a faculty member to ask a question; simply logging into an online class does not constitute “academic attendance” for purposes of the return of funds requirements. Under DOE regulations, late return of Title IV Program funds for 5% or more of students sampled in connection with the institution’s annual compliance audit or a program review constitutes material non-compliance. If unearned funds are not properly calculated and timely returned, we may have to repay Title IV funds, post a letter of credit in favor of DOE or otherwise be sanctioned by DOE, which could increase our cost of regulatory compliance and adversely affect our results of operations. This may have an impact on our systems, our future operations and cash flows.

If we fail to demonstrate “financial responsibility,” Aspen and USU may lose their eligibility to participate in Title IV Programs or be required to post a letter of credit in order to maintain eligibility to participate in Title IV Programs.

To participate in Title IV Programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by DOE, or post a letter of credit in favor of DOE and possibly accept other conditions, such as additional reporting requirements or regulatory oversight, on its participation in Title IV Programs. DOE may also apply its measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to meet alternative standards for continued participation in the Title IV Programs. Any of these alternative standards would increase our costs of regulatory compliance. If we were unable to meet these alternative standards, we would lose our eligibility to participate in Title IV Programs. If we fail to demonstrate financial responsibility and thus lose our eligibility to participate in Title IV Programs, our students would lose access to Title IV Program funds for use in our institution, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

If we fail to demonstrate “administrative capability,” we may lose eligibility to participate in Title IV Programs.

DOE regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV Programs. If an institution fails to satisfy any of these criteria or comply with any other DOE regulations, DOE may require the repayment of Title IV funds, transfer the institution from the “advance” system of payment of Title IV funds to cash monitoring status or to the “reimbursement” system of payment, place the institution on provisional certification status, or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV Programs. If we are found not to have satisfied DOE’s “administrative capability” requirements we could be limited in our access to, or lose, Title IV Program funding, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

Because we rely on a third-party to administer our participation in Title IV Programs, its failure to comply with applicable regulations could cause our schools to lose our eligibility to participate in Title IV Programs.

We rely on third-party assistance to comply with the complex administration of participation in Title IV Programs for each of our schools. A third-party assists us with administration of our participation in Title IV Programs, and if it does not comply with applicable regulations, we may be liable for its actions and we could lose our eligibility to participate in Title IV Programs. In addition, if the third-party servicer is no longer able to provide the services to us, we may not be able to replace it in a timely or cost-efficient manner, or at all, and we could lose our ability to comply with the requirements of Title IV Programs, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operation.

If we pay impermissible commissions, bonuses or other incentive payments to individuals involved in recruiting, admissions or financial aid activities, we will be subject to sanctions.

A school participating in Title IV Programs may not provide any commission, bonus or other incentive payment based, directly or indirectly, on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds. If we pay a bonus, commission, or other incentive payment in violation of applicable DOE rules, we could be subject to sanctions, which could have a material adverse effect on our business. The incentive payment rule and related uncertainty as to how it will be interpreted also may influence our approach, or limit our alternatives, with respect to employment policies and practices and consequently may affect negatively our ability to recruit and retain employees, and as a result our business could be materially and adversely affected.

In addition, the General Accounting Office, or the GAO, has issued a report critical of DOE’s enforcement of the incentive payment rule, and DOE has undertaken to increase its enforcement efforts. If DOE determines that an institution violated the incentive payment rule, it may require the institution to modify its payment arrangements to DOE’s satisfaction. DOE may also fine the institution or initiate action to limit, suspend, or terminate the institution’s participation in the Title IV Programs. DOE may also seek to recover Title IV funds disbursed in connection with the prohibited incentive payments. In addition, third parties may file “qui tam” or “whistleblower” suits on behalf of DOE alleging violation of the incentive payment provision. Such suits may prompt DOE investigations. Particularly in light of the uncertainty surrounding the incentive payment rule, the existence of, the costs of responding to, and the outcome of, qui tam or whistleblower suits or DOE investigations could have a material adverse effect on our reputation causing our enrollments to decline and could cause us to incur costs that are material to our business, among other things. As a result, our business could be materially and adversely affected.

If their student loan default rates are too high, our schools may lose eligibility to participate in Title IV Programs.

DOE regulations provide that an institution’s participation in Title IV Programs ends when historical default rates reach a certain level in a single year or for a number of years. Because of our limited experience enrolling students who are participating in these programs, we have limited historical default rate information. Relatively few students are expected to enter the repayment phase in the near term, which could result in defaults by a few students having a relatively large impact on our default rate. If Aspen University or USU loses its eligibility to participate in Title IV Programs because of high student loan default rates, our students would no longer be eligible to use Title IV Program funds in our institution, which would significantly reduce our enrollments and revenues and have a material adverse effect on our results of operations.

If either institutional accrediting agency loses recognition by the U.S. Secretary of Education or we fail to maintain institutional accreditation for Aspen and USU, we may lose our ability to participate in Title IV Programs.

Increased regulatory scrutiny of accrediting agencies and their accreditation of universities is likely to continue. While Aspen University and USU are each accredited by a DOE-recognized accrediting body, if DOE were to limit, suspend, or terminate either accreditor’s recognition, that institution could lose its ability to participate in the Title IV Programs. If we were unable to rely on accreditation in such circumstances, among other things, our students and our institution would be ineligible to participate in the Title IV Programs, and such consequence would have a material adverse effect on enrollments, revenues and results of operations. In addition, increased scrutiny of accrediting agencies by the Secretary of Education in connection with DOE’s recognition process may result in increased scrutiny of institutions by accrediting agencies.

Furthermore, based on continued scrutiny of the for-profit education sector, it is possible that accrediting bodies will respond by adopting additional criteria, standards and policies that are intended to monitor, regulate or limit the growth of for-profit institutions like Aspen and USU. Actions by, or relating to, an accredited institution, including any change in the legal status, form of control, or ownership/management of the institution, any significant changes in the institution’s financial position, or any significant growth or decline in enrollment and/or programs, could open up an accredited institution to additional reviews by the applicable accreditor.

If Aspen University or USU fails to meet standards regarding “gainful employment,” it may result in the loss of eligibility to participate in Title IV Programs.

In 2014, DOE issued a new gainful employment rule (GE Rule) which went into effect on July 1, 2015. Under the GE Rule, programs with high debt-to-earnings ratios would lose Title IV Program eligibility for three years based on a variety of specific scenarios outlined by DOE. We anticipate that under the GE Rule, the continuing eligibility of our educational programs for Title IV Program funding may be at risk due to factors beyond our control, such as changes in the actual or deemed income level of our graduates, changes in student borrowing levels, increases in interest rates, changes in the federal poverty income level relevant for calculating discretionary income, changes in the percentage of our former students who are current in repayment of their student loans, and other factors. In addition, even though deficiencies in the metrics may be correctible on a timely basis, the disclosure requirements to students following a failure to meet the standards may adversely impact enrollment in that program and may adversely impact the reputation of our educational institutions. In addition, there is significant continued activity around the specifics of the GE Rule requirements. DOE issued the first set of GE rates in January 2017. DOE has now announced that it plans to release the draft “completers lists” later this spring in preparation for the second round of GE rates. Under the existing rule, this second round of rates could result in the loss of eligibility for any program that failed in the first and second years. Preparing the completers lists is the first step in the process for DOE to issue the next set of debt-to-earnings (D/E) rates for gainful employment programs. This step is followed by a challenge period, DOE’s release of draft debt data, another corresponding challenge period and finally, the second round of GE rates, followed by their own appeal period. The recently concluded negotiated rulemaking should lead DOE to publish a new rule no later than November 1, 2018. Without consensus, DOE is free to write its own GE Rule. If the proposals discussed at the final rulemaking session are indications of DOE’s intent, we will likely see a rule that could significantly change both the scope and impact of the GE Rule.

The GE Rule implementation may also be impacted by a lawsuit brought by 18 state attorneys general alleging that DOE has violated both the Higher Education Act and the Administrative Procedures Act by delaying implementation of various requirements of the GE Rule, which the AG’s argue is a “de facto rescission.” In response, the Department of Justice argues that DOE’s electronic announcements and other notices postponing the effective date of certain aspects of the GE Rule are not “final agency action,” so it is premature for the states to seek relief in federal court.

If we fail to obtain required DOE approval for new programs that prepare students for gainful employment in a recognized occupation, it could materially and adversely affect our business.

Under the gainful employment regulation that went into effect on July 1, 2015, an institution may establish a new program’s Title IV eligibility by updating the list of the institution’s programs maintained by DOE. Significantly, an institution is prohibited from updating its list of eligible programs to include a gainful employment program, or a gainful employment program that is substantially similar to a failing or zone program that the institution voluntarily discontinued or became ineligible, that was subject to the three-year loss of eligibility until that three-year period expires. Depending on our program offerings, compliance with the GE Rule could cause delay or an inability to offer certain new programs and put our business at a competitive disadvantage. Compliance could also adversely affect our ability to timely offer programs of interest to our students and potential students and adversely affect our ability to increase our revenues. As a result, our business could be materially and adversely affected.

If we fail to comply with DOE’s substantial misrepresentation rules, it could result in sanctions against our schools.

DOE may take action against an institution in the event of substantial misrepresentation by the institution concerning the nature of its educational programs, its financial charges or the employability of its graduates. DOE has expanded the activities that constitute a substantial misrepresentation. Under DOE regulations, an institution engages in substantial misrepresentation when the institution itself, one of its representatives, or an organization or person with which the institution has an agreement to provide educational programs, marketing, advertising, or admissions services, makes a substantial misrepresentation directly or indirectly to a student, prospective student or any member of the public, or to an accrediting agency, a state agency, or to the Secretary of Education. The regulations define misrepresentation as any false, erroneous or misleading statement, and they define a misleading statement as any statement that has the likelihood or tendency to deceive or confuse. The regulations define substantial misrepresentation as any misrepresentation on which the person to whom it was made could reasonably be expected to rely, or has reasonably relied, to the person’s detriment. If DOE determines that an institution has engaged in substantial misrepresentation, DOE may revoke an institution’s program participation agreement, impose limitations on an institution’s participation in the Title IV Programs, deny participation applications made on behalf of the institution, or initiate a proceeding against the institution to fine the institution or to limit, suspend or termination the institution’s participation in the Title IV Programs. We expect that there could be an increase in our industry of administrative actions and litigation claiming substantial misrepresentation, which at a minimum would increase legal costs associated with defending such actions, and as a result our business could be materially and adversely affected.

If we fail to comply with DOE’s credit hour requirements, it could result in sanctions against our schools.

DOE has defined “credit” hour for Title IV purposes. The credit hour is used for Title IV purposes to define an eligible program and an academic year and to determine enrollment status and the amount of Title IV aid that an institution may disburse in a payment period. The regulations define credit hour as an institutionally established equivalency that reasonably approximates certain specified time in class and out of class and an equivalent amount of work for other academic activities. The final regulations also require institutional accreditors to review an institution’s policies, procedures, and administration of policies and procedures for assignment of credit hours. An accreditor must take appropriate actions to address an institution’s credit hour deficiencies and to notify DOE if it finds systemic noncompliance or significant noncompliance in one or more programs. DOE has indicated that if it finds an institution to be out of compliance with the credit hour definition for Title IV purposes, it may require the institution to repay the amount of Title IV awarded under the incorrect assignment of credit hours and, if it finds significant overstatement of credit hours, it may fine the institution or limit, suspend, or terminate its participation in Title IV Programs, as a result of which our business could be materially and adversely affected.

The U.S. Congress continues to examine the for-profit postsecondary education sector which could result in legislation or additional DOE rulemaking that may limit or condition Title IV Program participation of proprietary schools in a manner that may materially and adversely affect our business.

In recent years, the U.S. Congress has increased its focus on for-profit education institutions, including with respect to their participation in the Title IV Programs, and has held hearings regarding such matters. In addition, the GAO released a series of reports following undercover investigations critical of for-profit institutions. We cannot predict the extent to which, or whether, these hearings and reports will result in legislation, further rulemaking affecting our participation in Title IV Programs, or more vigorous enforcement of Title IV requirements. Additionally, DOE recently created a special unit for the purpose of monitoring publicly traded for-profit educational institutions. Moreover, political consideration could result in a reduction of Title IV funding. To the extent that any laws or regulations are adopted that limit or condition Title IV Program participation of proprietary schools or the amount of federal student financial aid for which proprietary school students are eligible, our business could be materially and adversely affected.

Other Risks

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Our failure to generate increasing material revenues;
•	Our failure to become profitable or achieve positive adjusted Earnings Before Interest, Taxes, Depreciation and Amortization;
•	A decline in our growth rate including new student enrollments and class starts;
•	Our failure to raise working capital, if required;
•	Our public disclosure of the terms of any financing which we consummate in the future;
•	Disclosure of the results of our monthly payment plan;
•	Actual or anticipated variations in our quarterly results of operations;
•	A decline in the economy in the United States which is severe enough to impact our ability to collect our accounts receivable;
•	Announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
•	The loss of Title IV funding or other regulatory actions;
•	Our failure to meet financial analysts’ performance expectations;
•	Changes in earnings estimates and recommendations by financial analysts;
•	The sale of large numbers of shares of common stock which we have registered;
•	Short selling activities; or
•	Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third-party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share. This could permit our Board to issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

An investment in AGI may be diluted in the future as a result of the issuance of additional securities.

Because we need to raise additional capital to meet our working capital needs, we expect to issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to investors. Investors should anticipate being substantially diluted based upon the current condition of the capital and credit markets and their impact on small companies.

As a result of the limited number of shares outstanding, we believe that major financial institutions including mutual funds and large hedge funds may be reluctant to purchase shares of our common stock.

We have a relatively low number of shares outstanding and our common stock does not normally trade actively. Our Chief Executive Officer believes, partly based upon conversations with potential investors that mutual funds and large hedge funds are unable to purchase our common stock due to the lack of public float and since their minimum size purchase would likely cause an artificial rise in our common stock price. Unless our public float increases, we believe our stock price will be adversely affected.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities by us to provide additional funds for working capital and other general corporate purposes. Any specific allocation of the net proceeds of an offering of securities will be determined at the time of such offering and will be described in the accompanying supplement to this prospectus.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, par value $0.001 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

As of April 10, 2018, we had 15,131,437 shares of common stock outstanding. In addition, as of that date, there were 3,554,976 shares underlying our outstanding warrants and stock options. These numbers do not reflect conversion of our outstanding convertible debt since the number of shares issuable is, subject to a floor, based upon the future price as of each possible conversion date.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. As the date of this prospectus, we had no shares of preferred stock issued and outstanding.

Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of our shareholders unless such authorization is required by applicable law, or the rules of any securities exchange or market on which our stock is then listed or admitted or trading.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company. For a description of how future issuances of our preferred stock could affect the rights of our shareholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws - Issuance of “blank check” Preferred Stock,” below.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;
•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;
•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;
•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;
•	the provisions for a sinking fund, if any, for the preferred stock;
•	any voting rights of the preferred stock;
•	the provisions for redemption, if applicable, of the preferred stock;
•	any listing of the preferred stock on any securities exchange;
•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of federal income tax consequences applicable to the preferred stock; and
•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness of AGI, to be issued in one or more series. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will likely be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which debt securities are issued as supplemented by any supplemental indenture applicable to such debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of AGI. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

Information to be provided in a Prospectus Supplement

The prospectus supplement will describe the specific terms relating to the specific series of debt securities we will offer, including where applicable, the following:

•	the title and denominations of the debt securities of the series;
•	any limit on the aggregate principal amount of the debt securities of the series;
•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;
•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;
•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;
•

the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;
•

our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•

the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for preferred stock or common stock, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•

if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•

if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;
•

the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•

the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured and, if so, on what terms;
•	any events of default with respect to the debt securities of the series;
•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;
•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;
•	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;
•	any other terms of the debt securities of the series which are not prohibited by the indenture; and
•

whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to any discounted debt securities and any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Transfer and Exchange

We may issue debt securities that would be represented by either:

“book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We would specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “Global Debt Securities and Book-Entry System,” below, book-entry debt securities would not be issuable in certificated form.

Certificated Debt Securities

If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You would not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

The transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on your certificated debt securities can occur only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

If we decide to issue debt securities in the form of one or more global securities, then we would register the global securities in the name of the depository for the global securities or in the nominee of the depository, and the global securities would be delivered by the trustee to the depository for credit to the accounts of the holders of beneficial interest in the debt securities. Each global security would:

•	be registered in the name of a depositary, or its nominee, that we would identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;
•	an event of default has occurred and is continuing with respect to the debt securities of the applicable series; or
•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee would be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security would not be:

•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; or
•	considered to be holders of those debt securities under the indenture.

Payments on a global security would be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security would be limited to participants and to persons that may hold beneficial interests through participants. The depositary would credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security would be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security would be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we would have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

The prospectus supplement would describe the specific terms of the depository arrangement for debt securities of a series that are issued in global form. The Company and its agents, the trustee, and any of its agents would not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Conversion or Exchange Rights

Debt securities offered hereby may be convertible into or exchangeable for shares of our common or preferred stock. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;
•	the conversion or exchange period;
•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;
•	events requiring adjustment to the conversion or exchange price; and
•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities would not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We would describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Concerning the Trustee

We would identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of AGI, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and would be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee would be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the SEC in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the terms of the security that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

Transfer Agent

We have appointed Action Stock Transfer Corporation as our transfer agent. Their contact information is: 2469 E. Fort Union Blvd., Suite 214 Salt Lake City, UT 84121, phone number (801) 274-1088, facsimile (801) 274-1099.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporation Law, or the DGCL, prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

•	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;
•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its shareholders). Our Certificate of Incorporation does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore we are subject to the anti-takeover statute.

Issuance of “blank check” preferred stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Our Bylaws also allow our Board of Directors to fix the number of directors. Our shareholders do not have cumulative voting in the election of directors.

Special Shareholder Meetings and Action by Written Consent

Under our Bylaws, special meetings of the shareholders shall be held when directed by the Board of Directors. Our Bylaws do not permit meetings of shareholders to be called by any other person. This could have the effect of delaying or preventing unsolicited takeovers and changes in control or changes in our management.

Indemnification of Directors and Officers.

Section 145(a) of the DGCL, which AGI is subject to, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under Section 145(a) and (b) of the DGCL (unless ordered by a court) shall be made by AGI only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. We have entered into Indemnification Agreements with each director and executive officer.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 11 of AGI’s Certificate of Incorporation provides for indemnification to the fullest extent authorized by the DGCL for any person who is or was a party or threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of AGI or while a director or officer of AGI is or was serving at the request of AGI as a director, officer, employee or agent of any other enterprise.

AGI carries directors and officers liability coverages designed to insure its officers and directors and those of its subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to AGI and its subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, AGI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	through underwriters or dealers;
•	directly to purchasers;
•	in a rights offering;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;
•	through agents;
•	in block trades;
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or re-allowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

We will specify the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on The Nasdaq Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on The Nasdaq Market. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common stock, which are currently traded on The Nasdaq Market. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Any compensation we pay underwriters or dealers will be subject to the guidelines of the Financial Industry Regulatory Authority, Inc. We will disclose the compensation in any applicable prospectus supplement or pricing supplement, as the case may be.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We also may sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, Harris & Fumero, P.A., Palm Beach Gardens, Florida. A shareholder of this firm beneficially owns 126,481 shares of our common stock.

EXPERTS

The consolidated financial statements as of April 30, 2017 and 2016 incorporated by reference in this Prospectus have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports thereon, and are incorporated by reference in this Prospectus in reliance on such reports given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this registration statement:

•	Our annual report on Form 10-K for the year ended April 30, 2017 filed on July 25, 2017 (as amended by the Form 10-K/A filed on August 25, 2017);
•

Our quarterly report on Form 10-Q for the quarter ended July 31, 2017, filed on September 14, 2017, our quarterly report on Form 10-Q for the quarter ended October 31, 2017, filed on December 13, 2017, and our quarterly report on Form 10-Q for the quarter ended January 31, 2018, filed on March 15, 2018;

•

Our current reports on Form 8-K filed on May 16, 2017, May 18, 2017, May 30, 2017, June 15, 2017, June 26, 2017, July 28, 2017, July 28, 2017, December 1, 2017, December 6, 2017, December 21, 2017, February 9, 2018, and March 22, 2018;

•

The description of our common stock in our registration statement on Form 8-A filed with the SEC on July 31, 2017, as updated by any amendments and reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering, other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits, shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

1660 S Albion Street, Suite 525

Denver, CO

Attention: Corporate Secretary

(303) 333-4224

$12,309,750

Aspen Group, Inc.

Common Stock

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PROSPECTUS SUPPLEMENT

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Canaccord Genuity

August 31, 2020